Exhibit 17

Mr. Jay Destribats

Chairman of the Board

Yardville National Bancorp

2465 Kuser Road

Hamilton, New Jersey 08690

November 16, 2006

Dear Chairman Destribats:

I hereby tender my resignation from the Board of Directors of Yardville National Bank and Yardville National Bancorp, effective as of November 16, 2006. It has been an honor serving our community, and I thank you for all the opportunities the position has forged. I look forward to a burgeoning and steady business relationship with the Bank.

Respectfully,

Christopher S. Vernon

Christopher S. Vernon